Otter Creek Management Inc.
                             400 Royal Palm Way #212
                              Palm Beach, FL 33480
                                 (561) 832-4110

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                 SHAREHOLDER ALERT: IT IS NOT TOO LATE TO VOTE!

            IF YOU HAVE ALREADY VOTED USING MANAGEMENT'S WHITE PROXY CARD, YOU CAN CHANGE YOUR VOTE BY MAILING THE GOLD OTTER
                                PROXY CARD TODAY
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July 9, 2003

Dear Fellow Financial Industries Corporation Shareholder:

As you may know, we at Otter Creek Management Inc. are seeking your support in electing seven new directors to the board of Financial Industries Corporation
(FIC) at this year's July 31st annual meeting. We are asking you to vote for our nominees using Otter Creek's GOLD proxy card, and to discard any white card sent to you by FIC management.

                   Do not be Misled by management's rhetoric.
                               You have a choice.
                        Please Vote your GOLD proxy card.

In its July 7th letter to shareholders, present management, opposing the election of truly independent new directors to the FIC board, has tried to paint Otter Creek as "opportunistic raiders." Nothing could be further from the truth. The facts are that with a respectable long-term investor base and low portfolio-turnover, Otter Creek has one and only one objective: creating value for shareholders. We are committing significant time, resources, and our own money to the election of a new majority of vigorous, independent directors at FIC because we believe a carefully selected board of qualified, independent directors presents the greatest opportunity to grow FIC's value going forward.

                              THE INCUMBENTS OFFER
                           A FLAWED MANAGEMENT TEAM...
                       WITH A FLAWED ACQUISITION STRATEGY

You may recall that when the incumbent board completed what we consider to have been its shamefully short "exhaustive" exploration of strategic alternatives earlier this year, it concluded that pursuit of management's new business strategy would be "more advantageous than exploring a sale" or alternative transaction. The present board trumpets the "sound and respected management team" it has recently hired, and asks shareholders to wait for management's plan to yield results.

But who is this management team, and what is this much-ballyhooed strategy? As it turns out, the new management team is centered around the hiring of William
P. Tedrow as president of FIC Financial Services, a newly formed subsidiary of FIC that will operate in the secondary education financial services market niche. And a focal point of the new strategy was revealed when, in one of his first actions as an executive of FIC, Tedrow entered into a new marketing partnership with Equita Financial and Insurance Services. Equita is a company controlled by a former Tedrow associate, one Robert Myer, also a longtime provider of financial products and services to the secondary education market.

               FRAUDULENT MARKETING AND ALLEGED RICO VIOLATIONS...

In a June 6th press release, the incumbent board and management devoted considerable lip service to the supposed merits of the Equita deal, gloating, for instance, that FIC is "now positioned to become an industry leader" in its new market. For all of the effort being expended touting the merits of the deal, however, some important facts about Equita and about Messrs. Tedrow and Myer have not been disclosed to FIC shareholders and the public.

For instance, shareholders might be interested to know that the General Counsel for the State Teachers Retirement System of Ohio recently won a permanent injunction against Equita and several of its officers, prohibiting Equita and its affiliates from engaging in certain deceptive marketing practices in that state. About Equita and its principals, the General Counsel noted "...these operators have slithered through the cracks between state insurance and consumer protection laws..." The General Counsel further indicated that "We have also recently supplied information to an investigator with the Texas Department of Insurance. We will most likely be discussing federal mail fraud or RICO charges through FBI offices here in Ohio." (The text of a release by the General Counsel pertaining to these events can be found at the website of Martin, Drought & Torres Incorporated, in a description of improper or illegal marketing arrangements and sales practices. The Internet link can be accessed at: http://66.90.130.23/mdandt/403b_news/ articles/deceptive_marketing_of.htm)

            LEAD TO CLASS ACTION LAWSUITS AND $10 MILLION SETTLEMENTS

Moreover, Equita is not the only one of FIC's new partners with a tainted history. FIC's Tedrow-run subsidiary was formed through the recent acquisition of three Texas companies involved in the secondary education financial services market. One of these entities, Total Compensation Group Consulting, Inc. ("TCG"), is headed by Mike Cochran and John Pesce, long-time associates of Mr. Myer. FIC's June 6th press release touted the "proven track record" of TCG and its employees. Upon scrutiny, however, this track record may give shareholders pause.

In 1998, Mr. Myer sold companies under his control to Americo Insurance Co. in a transaction that bears an eerie resemblance to the one just completed with FIC. Messrs. Cochran, Pesce and Tedrow were all employees of the Myer entities at that time. Only ten months after the sale, a group of Texas teachers filed a class-action lawsuit against the former Myer-controlled companies, alleging that they were victims of fraudulent marketing practices. In 2002, Americo was forced to settle the suit to the tune of $10 million.

Although Americo ultimately picked up the tab for the settlement, it was the opinion of the teachers' counsel that Messrs. Myer, Cochran and Pesce figured prominently in the allegedly fraudulent conduct at those companies. According to the teachers' attorney, much of the conduct that was the subject of the lawsuit occurred while Myer ran the businesses, and Pesce and Cochran "were definitely in the thick of" the fraudulent activity. (See "Schools skimmed on homework on benefit consultants," Fort Worth Star-Telegram, November 10, 2002. A copy of this article will be filed as an attachment to our proxy filing on the Securities and Exchange Commission's EDGAR site).

This background material would seem to be useful information for shareholders to know about FIC's new acquisitions and its new marketing partner. To date, however, the facts described above have not made their way into any of management's press releases or proxy disclosures. We believe that this information is of vital importance to shareholders seeking to evaluate the performance of the incumbent board and management.

                WHAT DID THE BOARD KNOW, AND WHEN DID IT KNOW IT?

All of this begs the obvious question: how could any responsible board have signed off on such high-risk, questionable actions by management? And it suggests an equally obvious answer: a responsible board never would have!

We at Otter Creek were able to discover the facts described above with a minimum of effort. A simple Yahoo! search turned up news of the Ohio State Teachers Retirement System action against Equita, and the Texas lawsuit against the Myer companies was explored in all of its sordid detail in a Nov. 10, 2002 investigative piece in the Fort-Worth Star Telegram.

The FIC board says that it conducted an "exhaustive study" before concluding that continuing management's strategic plan was preferable to exploring a sale. But shareholders are entitled to ask exactly what was exhaustive about the board's review. Did the board "study" the track record of Equita and TCG's principals? Did it devote "exhaustive" consideration to the question of whether FIC's shareholders would be well served paying out $10 million, or $20 million, or more to settle fraud claims brought by TCG and Equita customers in the future? Is the FIC board, like management, truly "excited by the business prospects these three acquisitions bring to our company?"

Either the board knew of the sordid track record of Myer and his colleagues and chose to overlook it - in which case it is guilty of Enron and WorldCom-scale passivity and indifference to shareholder interests - or else it did not know and did not bother to learn facts that we discovered with a five-minute Internet search! Which is worse? We aren't sure, but either way, in our opinion the current board has proven itself thoroughly unfit to remain in office.

                    VOTE FOR CHANGE - VOTE FOR ACCOUNTABILITY
                        VOTE FOR THE OTTER CREEK NOMINEES

In our view, the incumbent directors have shown themselves to be lacking in vigilance, lacking in judgment, and lacking in independence from management. This is why the election of new directors who can bring these attributes to the board - who will aggressively and skeptically scrutinize management's plans and soberly consider the implications for FIC and its shareholders - is essential to the continued health of your investment. We urge you to vote the GOLD card and elect our nominees to the board.

Thank you for your support.

Otter Creek Management Inc.


R. Keith Long, President

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Please note: It is not too late to vote for the Otter Creek nominees, even if you have already sent in management's white card. Only your latest dated card counts. To vote for the Otter Creek nominees, please vote the enclosed GOLD card today.

For questions and assistance in voting your shares, please call Mellon Investor Services, which is assisting us in this solicitation, at 1-877-OTTRCRE (1-877-688-7273).
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On June 27, 2003, Otter Creek filed with the Securities and Exchange Commission a definitive proxy statement relating to its solicitation of proxies with respect to the 2003 FIC annual meeting of shareholders. Otter Creek has furnished the definitive proxy statement to FIC's shareholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Otter Creek with the Commission at the Commission's web site at http://www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Mellon Investors Services toll free at 1-877-688-7273 (banks and brokers call collect at 1-917-320-6211). Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of FIC shareholders is available in the proxy statement and Otter Creek's DEFC14A filed with the Commission on June 27, 2003. Some of the statements contained in this document, including future actions by Otter Creek nominees, may constitute "forward-looking statements," which for this purpose includes all statements that are not of historical fact. These statements involve risks and uncertainties, including the number of Otter Creek nominees elected and their ability to influence the board of directors. The actual future results could differ materially from those anticipated by these forward-looking statements.